Exhibit 99.2


                             ALLEGIANCE CORPORATION
                   FINANCIAL STATEMENT FOOTNOTE FOR FORM 10-Q
                                      DRAFT


Subsequent Event - Goodwill Write-down

Allegiance Corporation became an independent public company on October 1, 1996 when it spun off from Baxter International Inc.

As part of Baxter, Allegiance followed the accounting policies established by Baxter for its consolidated group. At September 30, 1996, goodwill, net of accumulated amortization, was approximately $1,060 million. Baxter s policy was to evaluate the overall recoverability of goodwill using projected undiscounted cash flows.

Subsequent to the Distribution Date, the market value of Allegiance s stock was substantially below its historical book value. As a result of this market value and management s expectations that cost-containment efforts in the health-care industry will continue to result in intense competitive pressures among health-care suppliers, management reevaluated its accounting policy regarding goodwill impairment. On October 31, 1996, the Company s board of directors approved the adoption of a new policy for assessing goodwill impairment based upon a fair value approach. The Company believes that fair value is a preferable method to assess goodwill as it is a more objective indicator of the Company s inherent value as a separate publicly-traded entity and will be reflective of the challenges and pressures that continue to be a fundamental part of the U.S. health-care system.

The change in the method of assessing goodwill impairment will result in a fourth quarter 1996 charge of $550 million to operations. This change will also result in a reduction of $18.9 million and $4.7 million of goodwill amortization expense on an annual and quarterly basis, respectively, for the next twenty-nine years.

The Company computes fair value based upon the price/earnings ( P/E ) multiple for a group of similar companies. This P/E multiple, calculated based on actual quoted market prices per share and analysts consensus earnings estimates for these companies, is applied to management s best estimate of earnings for Allegiance to arrive at an overall fair value of the Company. Management will continue to utilize the same group of companies in order to determine this multiple, provided that there are no significant changes in the underlying characteristics of such companies.

The Company will assess goodwill impairment every quarter based upon the above methodology. In addition, when evaluating the need to record a charge for goodwill impairment, the Company will evaluate whether such impairments are of a temporary or permanent nature, and will record appropriate charges (if any) to operations for permanent goodwill impairments.